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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AMICAS, Inc.
Boston, Massachusetts

      We hereby consent to the incorporation by reference to the Registration Statements of AMICAS, Inc., formerly known as VitalWorks Inc. and InfoCure Corporation (the "Company"), on Forms S-3, numbers 333-45480, 333-40704, 333-37890, 333-34490, 333-88589, 333-87795, 333-73097 and 333-71109 and Forms
S-8, numbers 333-96665, 333-84468, 333-72890, 333-56556, 333-40730, 333-40488,
333-39792 and 333-74773 filed with the Securities and Exchange Commission, respectively, of our reports dated March 17, 2005 on the consolidated financial statements, effectiveness of the Company's internal control over financial reporting, and schedule of the Company appearing in the Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ BDO Seidman, LLP
New York, New York

March 17, 2005